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                                                                    Exhibit 7.1




                                                   June 3, 1996



Vectra Banking Corporation
1650 South Colorado Blvd., Suite 320
Denver, Colorado 80222


Re: Opinion re: Liquidation Preference on $100 Series A Convertible Preferred Stock


Ladies and Gentlemen:


         We have acted as counsel for Vectra Banking Corporation (the "Company") in connection with a Registration Statement on Form S-4, No. 333-3248, filed by the Company under the Securities Act of 1933 with the Securities and Exchange Commission. The Registration Statement relates to the proposed offer and sale of up to 111,000 shares of $111 Series A Convertible Preferred Stock, $.10 par value ("1996 Preferred Stock"), in connection with the proposed merger of Bank Land Co. and Southwest State Bank, pursuant to that certain Agreement and Plan of Merger dated December 26, 1995, and amended on April 3, 1996 and May 22, 1996. The Registration Statement and exhibits thereto to be filed with the Securities and Exchange Commission under such Act are referred to herein as the "Registration Statement."


         This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

         In giving the opinion expressed below we advise that our opinion is with respect to the laws of the State of Colorado only.

         In connection with our opinion, we have reviewed the Amended and Restated Articles of Incorporation of the Company as filed with the Colorado Secretary of State, including the proposed Statement Establishing Series of Preferred Stock (the "Preferred Stock Statement") for the 1996 Preferred Stock, the Bylaws of the Company, the minutes of meetings and records of proceedings of the Board of Directors of the Company, the Registration Statement, and such other documents and corporate records as we deemed appropriate. We have also examined the Colorado Constitution and such statutes and other authorities as we deemed relevant for purposes of our opinion. For purposes of rendering this opinion we have assumed that the Preferred Stock Statement, as filed with the Registration Statement, is the actual statement to be filed with the Colorado Secretary of State.


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Vectra Banking Corporation
June 3, 1996
Page 2



         The 1996 Preferred Stock will have a Liquidation Preference (a "Liquidation Preference"), in voluntary and involuntary liquidation, winding up or dissolution of the Company, over the Company's Common Stock and any other presently authorized classes or series of equity securities of the Company other than the $.95 Series A Cumulative Preferred Stock and any other classes or series of equity securities having a Liquidation Preference (that is, which by their terms rank pari passu with the 1996 Preferred Stock as to rights upon liquidation, winding up or dissolution). The Liquidation Preference for the 1996 Preferred Stock will be equal to the issuance price ($100.00 per share) plus an amount equal to all accumulated (as defined in the Preferred Stock Statement) and unpaid dividends on such shares to and including the time of liquidation, winding up or dissolution of the Company. The Liquidation Preference for the 1996 Preferred Stock will be shared with other classes or series of equity securities of the Company which also have a Liquidation Preference.

         You have requested our opinion under Colorado law (which opinion is required to be attached as an Exhibit to the Registration Statement) as to:

         1. Whether there are any restrictions on the assets of the Company which would restrict the ability to pay dividends on any class or series of stock of the Company by reason of the Liquidation Preference for the 1996 Preferred Stock, which, as stated above, upon the liquidation, winding up or dissolution of the Company will exceed the par value of $.10 per share of such 1996 Preferred Stock; and

         2. Whether holders of any class or series of equity securities of the Company will have any remedies either before or after the payment of any dividend, the payment of which would reduce the Company's assets, as that term is used in the Colorado Business Corporation Act (the "Corporation Act"), to an amount less than the Liquidation Preference for the 1996 Preferred Stock.

         We refer you to Section 7-106-401(3) of the Corporation Act regarding distributions to stockholders, which reads as follows:

                 (3) No distribution [defined in Section 7-101-401] may be made if, after giving it effect:

                          (a) The corporation would not be able to pay its debts as they become due in the usual course of business; or

                          (b) The corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.





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Vectra Banking Corporation
June 3, 1996
Page 3




         Section 7-106-401(4) of the Corporation Act further provides:

                 (4) The board of directors may base a determination that a distribution is not prohibited under subsection (3) of this section either on financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances or on a fair valuation or other method that is reasonable under the circumstances.

         Regarding the payment of dividends, Section 7-106-401(5) of the Corporation Act states in part:

                 (5) [T]he time for measuring the effect of a distribution under subsection (3) of this section is:

                          (c) . . . as of either:

                                  (I)      The date the distribution is
                                           authorized, if payment occurs within
                                           one hundred twenty days after the
                                           date of authorization; or

                                  (II)     The date the payment is made, if it
                                           occurs more than one hundred twenty
                                           days after the date of
                                           authorization.

         We also refer you to Section 7-108-403(1) of the Corporation Act regarding liability of directors for unlawful distributions, which reads as follows:

                 (1) A director who votes for or assents to a distribution made in violation of section 7-106-401 or the articles of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating said section or the articles of incorporation if it is established that the director did not perform the director's duties in compliance with section 7-108-401. In any proceeding commenced under this section, a director shall have all of the defenses ordinarily available to a director.

         Section 7-108-401 of the Corporation Act, which sets forth the general standards of conduct for directors, generally requires a director to act in good faith with the care of an ordinarily prudent person in a like position in a manner he or she reasonably believes to be in the best interests of the corporation. Also, section 7-108-401 allows a director to rely on information, opinions, reports or statements, including financial statements or other financial data, if prepared or presented by (i) officers or employees of the corporation whom the director reasonably believes to be reliable and competent in such matters; (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within such person's professional competence; or (iii) a committee of the board of directors of which the director is not a member if the director reasonably believes the committee merits confidence.





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Vectra Banking Corporation
June 3, 1996
Page 4




         Based on the foregoing, we are of the opinion that:

         1. Pursuant to Section 7-106-401(3) of the Corporation Act, there is a restriction on assets of the Company available for payment of dividends (or other distributions) by reason of the fact that the 1996 Preferred Stock will have a Liquidation Preference (as well as the $.95 Series A Cumulative Preferred Stock and any other classes or series of equity securities which have a Liquidation Preference).

         2. The holders of any class or series of capital stock of the Company will have remedies, both legal and equitable, on behalf of the Company, and, in certain instances under Section 7-108-403 of the Corporation Act, on behalf of the Company against directors personally, either before or after the payment of any dividend which is authorized and/or paid (or other distribution which is authorized and/or made) in instances where any such dividend payment (or other distribution) would reduce or reduces the total assets of the Company to an amount less than that which would be needed, if the Company were to be dissolved at the time of the payment of such dividend (or other distribution), to satisfy the Liquidation Preference of the 1996 Preferred Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ JONES & KELLER, P.C.
                                        ------------------------------

                                        JONES & KELLER, P.C.